Exhibit 99.1

Contacts:

Michael J. Shea Chief Financial Officer Mac-Gray Corporation 781-487-7610 Email: mshea@macgray.com	Scott Solomon Vice President Sharon Merrill 617-542-5300 Email: tuc@investorrelations.com

Mac-Gray Corporation Board of Directors
Enhances Company’s Corporate Governance Framework

Approves Termination of Company’s Shareholder Rights Plan;

Recommends Adoption of Majority Vote Standard for By-Law Amendments

WALTHAM, MA, April 8, 2013  — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-family housing, today announced that its Board of Directors convened a special meeting on Friday, April 5, 2013, at which the following corporate governance measures were approved:

•                  In light of discussions with stockholders over the past several months, the Board voted to terminate the Company’s Shareholder Rights Plan as of the close of business on April 8, 2013.

•                  The Board voted to recommend to stockholders an amendment to the Company’s charter which would reduce the vote required to amend the Company’s By-laws from 75% to a majority of the shares present in person or represented by proxy and entitled to vote at a meeting of stockholders.

•                  On the recommendation of the Governance and Nominating Committee, the Board nominated David W. Bryan and Mary Ann Tocio for re-election as Class I directors. If elected, they will serve until the 2016 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. In connection with such decision, the Board determined that Ed McCauley will end his term as a director as of the 2013 Annual Meeting of Stockholders.  This decision is in accordance with the Company’s Policy on Term and Age Limits for Directors.

“The measures we are announcing today resulted directly from input that members of the Board and management team received from certain stockholders over the past several months,” said Mac-Gray Chairman Thomas E. Bullock. “This input served as a platform for additional discussions with stockholders about the Company’s strategic direction and the composition of the Board and its committees, as well as certain corporate governance matters. Termination of our Shareholder Rights Plan and recommendation of a majority voting standard for By-law amendments reflect the Board’s commitment to act in the best interest of all stockholders while maintaining strong governance practices.”

“For the past nine years, Mac-Gray has benefitted from the valuable financial expertise and countless insights provided by Ed McCauley,” Bullock said. “On behalf of the entire Board, I want to thank Ed for his dedicated service as a director and chairman of the Company’s Audit Committee and as a member of the Governance and Nominating Committee.”

Also at the April 5, 2013 meeting, the Board set April 25, 2013 as the record date for the 2013 Annual Meeting of Stockholders.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages laundry rooms located in 43 states and the District of Columbia. Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding Mac-Gray’s upcoming 2013 Annual Meeting; Mac-Gray’s corporate governance measures and other statements regarding the future operation, direction and success of the Company’s business. Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions, changes in multi-housing vacancy rates, Mac-Gray’s ability to renew long-term customer contracts, and those risks set forth in Mac-Gray’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Annual Report”) under “Risk Factors” and in other reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”). Mac-Gray undertakes no obligation to update any forward-looking statements, which speak only as of the date of this release.

Important Stockholder Information

Mac-Gray plans to file with the SEC and mail to its stockholders a proxy statement in connection with the 2013 Annual Meeting. The proxy statement will contain important information about Mac-Gray, the 2013 Annual Meeting and related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov.  In addition, Mac-Gray’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from Mac-Gray by directing a request to the company at 404 Wyman Street, Suite 400, Waltham, Massachusetts 02451, Attention: Secretary. Such materials are also available at www.macgray.com/proxy.

Mac-Gray and its directors and executive officers are deemed to be participants in the solicitation of proxies from Mac-Gray’s stockholders in connection with the 2013 Annual Meeting.  Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 8, 2013 contains a description of their direct and indirect interests by security holdings.  Additional information regarding Mac-Gray’s directors and executive officers is contained in Mac-Gray’s Annual Report filed with the SEC on March 15, 2013 and the definitive proxy statement filed with the SEC on April 26, 2012.  Detailed information regarding the interests of those participants in the solicitation of proxies may be obtained by reading the proxy statement for the 2013 Annual Meeting when it becomes available.

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